As filed with the Securities and Exchange Commission October __, 2001


                                                              File No. 333-67230
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2


                                 AMENDMENT NO. 2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Intertech Corporation
                 (Name of small business issuer in its charter)

           Delaware                             8742                       43-1889792
  (State or jurisdiction of         (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)       Classification Code Number)      Identification No.)

              759 Cedar Field Court, Town & Country, Missouri 63017
                                 (800) 574-2752
          (Address and telephone number of principal executive offices)


              759 Cedar Field Court, Town & Country, Missouri 63017
                                 (800) 574-2752
(Address of principal place of business or intended principal place of business)


                                  Hershey Moss
              759 Cedar Field Court, Town & Country, Missouri 63017
               Telephone: (314) 991-1192 Facsimile: (314) 991-1226
            (Name, address and telephone number of agent for service)

                  Please send a copy of all communications to:
                             Michael D. Harris, Esq.
                              Michael Harris, P.A.
                     1645 Palm Beach Lakes Blvd., Suite 550
                         West Palm Beach, Florida 33401
               Telephone: (561) 478-7077 Facsimile: (561) 478-1817

                Approximate date of proposed sale to the public:
     From time to time after the registration statement becomes effective.

     If this Form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED OCTOBER__, 2001



                                   PROSPECTUS


                         279,000 SHARES OF COMMON STOCK


                              INTERTECH CORPORATION


     INVESTING IN THE COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     This prospectus relates to 279,000 shares of our common stock, par value $.001 per share. There is no public market for our common stock. We are not selling any of these shares and will not receive any of the proceeds from the sale of the shares. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


               The date of this prospectus is ______________, 2001


                              Intertech Corporation


                              759 Cedar Field Court


                         Town & Country, Missouri 63017

                                TABLE OF CONTENTS



Prospectus Summary.............................................................1
Risk Factors...................................................................3
  Limited Operating History....................................................3
  Additional Capital Needs.....................................................3
  Lack of Market Acceptance....................................................3
  Technology...................................................................4
  Uncertain Economy............................................................4
  Need for Manufacturer........................................................4
  Lack of Working Capital......................................................5
  Possible Change in Control...................................................5
  Control by Affiliates........................................................5
  Potential for Intellectual Property..........................................5
  No Market for Common Stock...................................................6
  Bluesky Compliance...........................................................6
  Market Volatility............................................................6
  Potential Market Overhang....................................................6
  Penny Stock Risk.............................................................7
Market for Common Stock........................................................7
Forward Looking Statements.....................................................7
Capitalization.................................................................7
Plan of Operation..............................................................8
Proposed Business..............................................................8
Management ...................................................................11
Related Party Transactions....................................................13
Principal Stockholders .......................................................13
Description of Securities ....................................................13
Selling Stockholders..........................................................15
Plan of Distribution..........................................................16
Legal Matters.................................................................17
Experts.......................................................................17
Reports to Stockholders ......................................................17
Financial Statements.........................................................F-1

                               PROSPECTUS SUMMARY


     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to "Intertech," "we," "our," and "us," we mean Intertech Corporation, a Delaware corporation. This prospectus contains forward-looking statements and information relating to Intertech.

                              INTERTECH CORPORATION

     We were incorporated in the State of Delaware on April 7, 2000. Our principal executive offices are located at 759 Cedar Field Court, Town & Country, Missouri 63017. Our telephone number is (314) 991-1192 and our facsimile number is (314) 991-1226. Until we acquired Wholesale Merchandisers, Inc. on July 28, 2001, we had no operations. We acquired Wholesale Merchandisers through a share exchange, and it is now our wholly-owned subsidiary. Wholesale Merchandisers' primary asset is the Load Toter technolology, which is a vehicle balancing bar that automatically balances as weight is applied to a vehicle. The Load Toter technology was marketed by Wholesale Merchandisers, then owned by Mr. Hershey Moss, our president, until approximately 1992 when the assets were sold to another corporation. Wholesale Merchandisers reacquired the remaining inventory and rights to the Load Toter technology from the other corporation, which had ceased marketing efforts. Although sales of the Load Toter technology are estimated at about 250,000 units over the last 15 to 16 years, no product marketing has been done in recent years. With our acquisition of this technology, we plan to initiate a marketing campaign for the Load Toter product. Once the Load Toter has regained product interest, we will attempt to introduce new technology products to the same or similar target market.

                                  THE OFFERING

Common stock offered............................  279,000 shares

Common stock outstanding
immediately prior to this offering..............  6,279,000 shares

Common stock outstanding
immediately following this offering.............  6,279,000 shares

Risk factors....................................  An investment in our common stock is highly speculative
                                                  and involves a high degree of
                                                  risk.

                       CONSOLIDATED FINANCIAL INFORMATION

     The following selected financial statement data for the year ended June 30, 2001 is derived from our financial statements and related notes, which were audited by Rosenthal, Packman & Company, P.C., our independent auditors, and are included in this prospectus.

     The pro forma statements are presented as if Wholesale Merchandisers, Inc. was acquired as of June 30, 2001.


STATEMENT OF INCOME AND EXPENSES
YEAR ENDED JUNE 30, 2001
                                                           ACTUAL      PRO FORMA
                                                          --------     ---------
Interest Income                                           $  2,568     $  2,568
Total Expenses                                              24,315       33,023
                                                          --------     --------

Net (Loss)                                                $(21,747)    $(30,455)
                                                          ========     ========


BALANCE SHEET JUNE 30, 2001
                                                           ACTUAL      PRO FORMA
                                                          --------     ---------
ASSETS
Cash                                                      $ 71,702     $ 71,702
Inventory                                                    5,000
Due From Affiliate                                           3,936        1,711
Due From Stockholder                                         3,850            0
Other Assets                                                     0        1,782
                                                          --------     --------
Total Assets                                              $ 79,488     $ 80,195
                                                          ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable                                          $  7,699     $  7,774
Due From Stockholder                                         4,340
Stockholders' Equity
  Preferred stock, 5,000,000 authorized with
    no shares issued;                                            0            0
  Common stock, $0.001 par value; 45,000,000 shares
    authorized; 4,249,000 issued and outstanding          $  4,249        9,249
  Paid in capital                                           89,126       89,126
  Retained earnings (deficit)                              (21,586)     (30,294)
      Total Stockholders' Equity                            71,789       65,081
                                                          --------     --------
Total Liabilities And Stockholders' Equity                $ 79,488     $ 80,195
                                                          ========     ========

                                  RISK FACTORS

     THE COMMON STOCK OFFERED IS HIGHLY SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. ONLY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THE COMMON STOCK. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD VERY CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AMONG OTHER THINGS, AS WELL AS ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PRIOR TO PURCHASE.

RISKS RELATING TO THE COMPANY

BECAUSE WE DO NOT HAVE AN OPERATING HISTORY, YOUR INVESTMENT IN OUR COMMON STOCK MAY BE LOST AS WE MAY NEVER BECOME PROFITABLE

     We are a development stage company. We were incorporated in April 2000, and we have had no operations to date. Our only significant asset is the Load Toter technology. We plan to re-introduce the product using this technology. This product has not been marketed in recent years. As a result, we are likely to have expenses without any corresponding revenues and we may not be able to generate sales of our product. If we are unable to effectively market our Load Toter product and become fully operational, we will incur losses and you may lose your investment.

IF WE DO NOT OBTAIN ADDITIONAL CAPITAL, WE WILL BE UNABLE TO EFFECT OUR PLAN OF BUSINESS AND YOUR INVESTMENT MAY BE LOST

     We will need substantial financing to manufacture and market our Load Toter to consumers and eventually to wholesale distributors and retailers of aftermarket auto products. If our available cash resources are depleted before we establish operations and generate revenues, we may have to borrow funds from our president. Such loans may not be available to us in the absence of our president, and alternative funds may not be available to us. Once our common stock begins trading, we intend to seek to raise capital in a private placement. We may be unable to raise the necessary capital. If we cannot obtain additional financing to pursue our business plans, you may lose your investment.

IF WE ARE UNABLE TO ATTAIN MARKET ACCEPTANCE OF OUR PRODUCT, WE MAY NOT ACHIEVE PROFITABLE OPERATIONS AND YOUR INVESTMENT MAY BE LOST

     Although the Load Toter product is not a new product, it must be reintroduced, since it has not been marketed in recent years. In addition, we are planning to introduce the Load Toter for use as a safety mechanism, which has not been done in the past. Therefore, we cannot predict how the product will be received among old and new potential customers for use in commercial vehicles, or if the product will be received by vehicle owners for use in personal cars and trucks. Further, the market for automotive products is characterized by low profit margins. In order to gain market acceptance, we will need to price our Load Toter products competitively. As a result, we will need to sell a high volume of products to attain profitability. If we cannot develop a market for the Load Toter, you may lose your investment.

IF AUTOMOBILE AND TRUCK MANUFACTURERS DEVELOP TECHNOLOGIES SIMILAR TO OURS AND MAKE IT AVAILABLE ON THEIR VEHICLES, WE MAY NOT BE ABLE TO COMPETE AND YOUR INVESTMENT COULD BE LOST

     In light of publicity regarding safety concerns related to sport-utility vehicles and light trucks, manufacturers of these vehicles may adopt similar technology tailored to their own vehicles. Because of their financial strength and technical and managerial strengths, we could not effectively compete, which would result in the loss of your investment.

SINCE THE CURRENT ECONOMY IS UNCERTAIN, WE MAY BE UNABLE TO SECURE A MARKET FOR OUR LOAD TOTER PRODUCTS

     In light of the recent economic downturn and the impact of world events, the economy is very uncertain at this time. During times of economic uncertainty, consumers are generally less likely to spend on luxury or non-necessity items. The automotive industry is dramatically affected by these trends. Our products will likely be subject to these same consumer trends. In addition, a significant component of our business plan is to market to major independent automotive distribution houses and regional and national chain stores, which may also be dramatically affected by the economy. All of these economical factors may significantly hinder our ability to effectively launch our business plan.

IF WE CANNOT LOCATE AN ACCEPTABLE MANUFACTURER FOR THE LOAD TOTER, WE MAY BE UNABLE TO MANUFACTURE PRODUCTS FOR SALE IN A TIMELY MANNER

     Our contemplated operations will depend on our ability to locate and retain a manufacturer for our product. If we cannot locate a manufacturer on acceptable terms, or if we need to replace our manufacturer for some reason, we may lose customers if we are unable to satisfy orders for the Load Toter.

IF WE ARE UNABLE TO MANAGE ORDERS AND MAINTAIN SUFFICIENT INVENTORY, WE MAY LOSE CUSTOMERS

     Since we have minimal working capital, we may have difficulty in meeting initial orders for our product. We cannot predict consumer interest in our product and may be unable to accommodate orders by maintaining an inventory of our products. If we encounter delays in acquiring inventory due to lack of capital or other resources, we may lose customers.

IF OUR BUSINESS PLANS ARE NOT SUCCESSFUL, WE MAY ACQUIRE OR MERGE WITH ANOTHER ENTITY, WHICH COULD CAUSE OUR MANAGEMENT AND STOCKHOLDERS TO LOSE CONTROL

     If we are not successful in raising additional capital and marketing and selling our Load Toter products, we may have to seek an alternate plan of business. Our plans may include an acquisition or merger with an operating entity involving the issuance of our common stock. This could result in the stockholders of the other entity obtaining control of Intertech. An acquisition may require our president to sell or transfer all or a portion of his common stock and resign as our officer and director. This will result in a change in control of Intertech.

WE ARE CONTROLLED BY OUR PRESIDENT, WHICH MEANS HE MAY DETERMINE OUR PLANS AND ACTIONS WITHOUT REGARD TO THE BEST INTERESTS OF OUR STOCKHOLDERS

     Mr. Hershey Moss, our president, owns approximately 96% of our outstanding common stock. As a practical matter, he will have sufficient voting power to control the outcome of matters submitted to our stockholders for approval, including the election of directions. The concentration of ownership of our common stock could allow actions to be taken without the approval of the minority stockholders.

IF WE DO NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS RELATING TO OUR LOAD TOTER PRODUCT, WE MAY LOSE THE VALUE OF OUR PRIMARY ASSET

     We have not registered the design of our Load Toter with the United States Patent and Trademark Office and have not determined whether such protection would be available. As a result, there is a risk that another entity could copy our design and create a competitive product. We are also at risk for infringement claims by other entities who may develop similar products. Either of these scenarios could have a material adverse effect our business and your investment could be lost.

RISKS RELATING TO OUR COMMON STOCK

BECAUSE OUR COMMON STOCK WILL NOT BE LISTED ON A STOCK EXCHANGE OR NASDAQ, INVESTORS MAY BE UNABLE TO RESELL THE COMMON STOCK

     Although a majority of our common stock may be publicly sold following the date of this prospectus, there is no established market for our common stock. We do not know if a market for our common stock will be established or that, if established, a market will be sustained. Therefore, investors should realize that they may be unable to sell our common stock if they purchase it. Accordingly, investors must be able to bear the financial risk of losing their entire investment in our common stock.

PURCHASE OF OUR COMMON STOCK MAY BE LIMITED TO INVESTORS IN A LIMITED NUMBER OF STATES, BECAUSE OF STATE SECURITIES LAWS

     Our common stock will only be available for sale in a limited number of states. Because states may place restrictions on the purchase by their residents, the market for our common stock may be limited. As a result, you may be unable to sell your shares to residents in other states.

OUR COMMON STOCK PRICE MAY BE HIGHLY VOLATILE, AND INVESTORS MAY NOT BE ABLE TO SELL THEIR STOCK AT OR ABOVE MARKET PRICES

     If a market for our common stock develops, the market price may be highly volatile. As long as the future market for our common stock is limited, investors who purchase our common stock may only be able to sell their shares at a loss. Factors that could cause our common stock price to be volatile may include:

     *    limited liquidity of the market for our common stock;
     *    limited demand for our product;
     *    the start-up nature of our business;
     * changes in how the market perceives us and how it perceives the nature of our business,
     *    strategic partnerships or joint ventures;
     *    additions or departures of key personnel, and
     *    sales of common stock.

SINCE A SIGNIFICANT PORTION OF OUR COMMON STOCK IS BEING REGISTERED AND MAY BE AVAILABLE FOR RESALE, A SIGNIFICANT OVERHANG ON THE MARKET COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

     Following the effective date of this registration statement, 279,000 shares of our common stock will be eligible for resale to the public. This amount of common stock represents a significant overhang on any market that may develop for our common stock. If a substantial number of shares in this overhang were sold in a short period of time, any market for our common stock could be dramatically depressed.

SINCE OUR COMMON STOCK IS SUBJECT TO THE PENNY STOCK RULES, YOU MAY EXPERIENCE SUBSTANTIAL DIFFICULTY IN SELLING SHARES OF OUR COMMON STOCK

     The Securities and Exchange Commission has established the penny stock rules, which restrict the ability of brokers to sell certain securities of companies whose assets, revenues, and/or stock price fall below minimal thresholds. Since we are only in the developmental stage, we are subject to these rules and our common stock is deemed a "penny stock." The penny stock rules generally require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC prior to a transaction in a penny stock. The broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. These additional requirements may hinder your ability to sell our common stock.

                             MARKET FOR COMMON STOCK

     There is no public trading market for our common stock or other securities. Following the date of this prospectus, we are hopeful that a trading market will develop on the Over-The-Counter Bulletin Board.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that address, among other things, our expectations with regard to the market for our Load Toter product. In addition to these statements, trend analyses and other information including words such as "seek," "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions are forward-looking statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. We undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. We anticipate that some or all of the results may not occur because of factors, which we discuss in this prospectus.

                                 CAPITALIZATION

The following capitalization is presented on an actual and pro forma basis as if we acquired Wholesale Merchandisers as of June 30, 2001.

                                                            AS OF JUNE 30, 2001
                                                           ---------------------
                                                            ACTUAL     PRO FORMA
                                                           --------    ---------
Stockholders' equity                                       $      0    $      0
  Preferred stock, 5,000,000 shares authorized,
    no shares issued or outstanding
  Common stock, par value $.001 per share, 45,000,000
    shares authorized, 4,249,000 shares issued and
    outstanding as of June 30, 2001                           4,249       9,249
Additional paid-in capital                                   89,126      89,126
Retained Earnings                                           (21,586)    (30,294)
   Stockholders' equity                                      71,789      65,081
Total capitalization                                       $ 71,789    $ 65,081

                               PLAN OF OPERATION

     We are a development stage company without operations or revenues other than nominal interest income. Our only current expenses are auditing fees and costs of filing reports with the Securities and Exchange Commission. In the next 12 months, we plan to develop and begin to implement a marketing plan for our Load Toter products. In marketing our products, we will incur significant expenses. For that reason, we will have limited cash available, which will not satisfy our working capital needs through the next 12 months. Once we exhaust our available cash resources, we will be dependent upon proceeds from a debt or equity offering or loans from our founder. We plan to seek to raise additional capital through private sales of our securities once our common stock begins trading. We cannot assure you that our stock will trade, or if it does, that it will trade at prices at which we can raise the necessary capital. If we fail to obtain funds for these business expenses, we may ceaseoperations. If we are successful in raising funds, we may seek to add administrative employees and/or sales personnel. We also plan to seek to enlist the assistance of independent sales agents. We have no plans, arrangements or understandings to merge with, acquire, or be acquired by another company at this time.

                                    BUSINESS


     We were incorporated in the State of Delaware on April 7, 2000, to engage in any lawful business. We have had no operations since our inception. We recently acquired Wholesale Merchandisers, Inc., a Missouri corporation formerly owned by our president, Mr. Hershey Moss. We issued Mr. Moss 2,000,000 shares of our common stock and acquired all of Wholesale Merchandiser's common stock. As a result, our main asset is the Load Toter technology. The Load Toter was developed in 1984 by our president for Wholesale Merchandisers. Mr. Moss later sold Wholesale Merchandisers to another manufacturing company, which was unaffiliated with us or Mr. Moss. It continued to market and sell the Load Toter until a few years ago.


     Although sales of the Load Toter are estimated at about 250,000 units over the last 15 or 16 years, no marketing and advertising of the product has been conducted in recent years, due to redirected allocations for newer products. Seeing an increased opportunity for the Load Toter as a result of recent consumer trends towards sport-utility vehicles and passenger trucks as primary household vehicles, in the first quarter of 2001, Mr. Moss repurchased the Load Toter assets consisting of limited inventory and the rights to manufacture and sell the Load Toter product.

THE MARKET

     The Load Toter was originally developed for the farming and construction industries, to double load capacity and eliminate bottoming-out by increasing ground clearance in light trucks. The Load Toter also acts as a stabilizer bar, eliminating fish-tailing and providing sway bar action to reduce roll-over potential. For these reasons, farming, construction, and service vehicles may provide a viable target market for the Load Toter product. Our management plans to market the Load Toter for use in farming, construction, and service vehicles (i.e. light trucks used by small independent plumbers and electricians), as well as vans used in urban areas for service and delivery, based on its load capacity and ground clearance features.

     In addition, our management believes the Load Toter serves as an inexpensive solution to the balance-related safety problems often associated with light trucks and sport-utility vehicles. It is estimated that in the year 2000, approximately 3.3 million sport-utility vehicles and 3.2 million light trucks were sold in the United States. There are an estimated 16.2 million sport-utility vehicles on the road in the United States (75% of the estimated
21.5 million sold between 1990 and 2000) and approximately 20 million light trucks (out of an estimated 35 million sold). Ninety percent of these sport-utility vehicles and sixty percent of these light trucks are for personal use; therefore, our management believes safety is an important issue.

     The media keeps sport-utility vehicle safety problems in the headlines routinely on a national scale. To date, our management believes automotive manufacturers have not been able to curtail the concerns associated with these vehicles. Despite the safety concerns of instability and roll-over tendencies commonly associated with sport-utility vehicles, automobile manufacturers continue to expand their lines of sport-utility vehicles and consumers continue to generate the necessary demand. With an inexpensive solution to some of the major safety concerns, the Load Toter, owners of light trucks and sport-utility vehicles can enjoy the benefits of these vehicles without the safety concerns.

THE PRODUCT

     The Load Toter is a vehicle balance cross-bar system that automatically reacts when weight is applied to one or both sides of a vehicle. Although the Load Toter was originally designed to increase load capacity, it also automatically adjusts and counterbalances a vehicle when the vehicle's weight is dramatically shifted to one side.

     This product is made of high quality steel and is designed to last the life of the vehicle. It is attached to the frame on each side of the vehicle just above the leaf springs. When the spring is unable to carry the load placed on it by either a payload or the vehicle's own weight resulting from a sharp turn or swerve, the Load Toter pushes the leaf spring up re-establishing the vehicle's balance. The Load Toter activates itself as soon as the weight on the leaf spring hits a certain point. Our management believes this added stability assists control of the driver and helps to prevent a roll-over.

     The Load Toter is an inexpensive, easy-to-install solution to problems common to the truck industry. The product comes with a vehicle lifetime guarantee and all parts necessary for installation. Our management expects to sell the Load Toter for approximately $85 to $129 per unit depending on the sales arrangement. Generally, installation can be done by the vehicle owner in less than an hour. An automotive shop or dealer could install the Load Toter in less than half an hour. There is no ongoing or periodic maintenance required on the Load Toter, and once installed, it sits in place until needed. Although originally designed for light trucks, our management believes the Load Toter works equally as well and can also be installed on sport-utility vehicles, mini vans, or vans, with the same easy-to-install package.

MARKETING


     In order to reach our target markets, we plan to pursue various marketing and advertising avenues, if we can raise the necessary additional capital to do so. Within the commercial usage market, Load Toter Manufacturing plans to re-introduce the Load Toter initially through trade shows, catalogs, and trade magazines, which will lead consumers to our direct advertising campaign on our website, once developed. The Load Toter was previously advertised in the Sears catalog, as well as over 50 national publications. We plan to initially make sales of the Load Toter through orders over the phone and then on our website, which we expect to develop once we begin generating revenues from Load Toter sales. If we secure placement, we expect that catalog advertising and co-op advertising in national store catalogs and national independent magazines and catalogs will broaden our retail outlets.


     If we develop industry name recognition, we will seek sales through major independent automotive distribution houses and regional and national chain stores, by creating a national structure of small local area independent distributors, small wholesalers or individual retail stores. Through participation in major automotive trade shows to promote and brand the Load Toter, our president plans to utilize the opportunities to develop relationships with major distributors and chain stores. In addition, our management plans to seek out individuals and small wholesale and retail owners interested in sales of the Load Toter as independent distributors on a local level. We expect that our initial marketing efforts will prove valuable in expanding the number of outlets for our Load Toter product.


     To reach our personal usage target market, we plan to attend, present, and promote the Load Toter to product safety groups through mailing product information and demonstrations of the Load Toter utility at seminars. Moreover, our president plans to utilize an out-sourced public relations firm to promote the Load Toter to television news magazine programs. These programs are often at the forefront of reporting on safety problems associated with sport-utility vehicles and light trucks. Our management believes that positioning a discussion of the safety benefits of the Load Toter product immediately after a report on the roll-over potential and balance problems found in many sport-utility vehicles and light trucks, would allow us to reach widespread coverage of our target market.

PRODUCTION

     The actual production of the Load Toter products will be outsourced to a manufacturing company. We are currently in negotiations with two manufacturers which are prepared to begin production upon receipt of our order. We are unaware of any need for governmental approval of the Load Toter.

COMPETITION

     To our knowledge, there are no products that directly compete with the Load Toter products. Heavy-duty leaf springs are commonly used on trucks to reduce the risk of bottoming out while carrying a payload. This alternative offers minimal relief for load shifting and roll-over risk in comparison to the Load Toter products. Our management believes that greater competition may come from automobile manufacturers in the future. If we are successful in marketing our products, manufacturers may begin to offer a feature similar to the Load Toter as an option on trucks and sport utility vehicles. Should this occur, our business could be materially and adversely affected.

     Our executive offices are located at 759 Cedar Field Court, Town & Country, Missouri 63017, where our president resides. We do not pay rent to our president for this space. Other than our president, we have no employees. We plan to recruit employees to promote business for our Load Toter product. We have not been involved in any material legal or governmental proceedings.

                                   MANAGEMENT

DIRECTOR AND EXECUTIVE OFFICER

     Our bylaws provide that we shall have a minimum of one director and a maximum of nine directors. In the future, directors will be elected at the annual meeting of our stockholders. Each director serves a term of one year or until his successor is duly elected and qualified. There is no limitation on the number of terms for which a person can serve as a director. Vacancies are filled by a majority vote of the remaining directors then in office.

     In the future, our officers will be elected at the first meeting of our board of directors following each annual stockholders meeting. At a minimum, we are required to have a president, a secretary, and a treasurer. Additional officers may be added at the discretion of the board of directors. There is no limitation on the number of terms for which a person can serve as an officer. Vacancies are filled by a majority vote of the directors.

     HERSHEY MOSS. Mr. Moss, age 60, has been our president, secretary and treasurer and our sole director since our inception. Mr. Moss was our founder. For the past five years, Mr. Moss has been self-employed as an investor. During the same time, Mr. Moss has been a controlling stockholder of six companies, discussed below, in which he eventually sold his controlling interest through a merger or acquisition. Mr. Moss provides us with his services, an office address and use of his telephone and other business support facilities at no cost. Mr. Moss expects to devote 15 to 20 hours per week to Intertech, until full operations commence. As operations increase, Mr. Moss will devote the requisite additional hours to our operations.

     In 1999, Mr. Moss and other investors bought Rapid Rack Industries, Inc., which does not file reports under the Securities Exchange Act, for $48,000,000. This company had developed a pallet racking system for home use, which was sold in large retail outlets such as Costco, Walmart, Sam's Club and similar stores. Mr. Moss sold over 75% of his interest in this company to Hampshire Group.

     In 1998, Mr. Moss purchased a shell corporation, Heritage Productions, Inc., which filed reports under the Securities Exchange Act. Mr. Moss sold control of this company in 2000. To this date, Heritage continues to report under the Securities Exchange Act but has no operations.

     In 1998, Mr. Moss, and other investors, purchased Streater Products, Inc., a non-reporting company, for $42,000,000. This company produced metal shelving for retail outlets. In 1999, the ownership group sold a majority of their interest to ING Barings, LLC, for $10,000,000, while retaining 25% of the company. Subsequently, Streater Products has changed ownership in a transaction unaffiliated with Mr. Moss and is currently owned by the Morman Group.

     In 1997, Mr. Moss purchased two non-operational companies, Omni Advantage, Inc. and Omni Assets, Inc. Neither of these companies were reporting under the Securities Exchange Act of 1934. In 1998, Mr. Moss sold control of Omni Advantage to Go Call, Inc., a company still in existence and reporting under the Securities Exchange Act. In 1999, Mr. Moss sold control of Omni Assets to Inamco International Corp., a non-reporting company which produces test kits for the medical industry.

     In 1996, Mr. Moss and other investors purchased control of Healthtech Products, Inc. for $12,000,000. Healthtech was a private company involved in the business of manufacturing hospital and nursing home beds. Mr. Moss purchased this company as part of a small ownership group, which held an 80% interest in Healthtech. In 1997, the ownership group of which Mr. Moss is a part, sold Healthtech to Invacare Corporation, a New York Stock Exchange listed company, for $15,000,000. Healthtech did not file reports with the Securities and Exchange Commission under the Securities Exchange Act.

MANAGEMENT COMPENSATION

     The following table summarizes general information about Mr. Moss.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                              ----------------------------------------    ---------------------------------------------
                                                                          RESTRICTED      SECURITIES                      ALL OTHER
NAME AND                                                 OTHER ANNUAL        STOCK        UNDERLYING           LTIP        COMPEN-
PRINCIPAL POSITION     YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)   AWARD(S) ($)   OPTIONS/SARS (#)   PAYOUTS ($)   SATION ($)
------------------     ----   ----------   ---------   ----------------   ------------   ----------------   -----------   ----------
Hershey Moss,          2000       $0          $ 0           $ 0               $ 0              0                $ 0           $ 0
  President

                           RELATED PARTY TRANSACTIONS

     At our inception, we issued 4,000,000 shares of our common stock to Mr. Hershey Moss, our president and director, for $12,300.

     On July 28, 2001, we entered into a share exchange transaction with Mr. Moss, the sole stockholder of Wholesale Merchandisers. Mr. Moss received an additional 2,000,000 shares of our common stock in exchange for his shares of Wholesale Merchandisers.

                             PRINCIPAL STOCKHOLDERS

     The following table provides ownership information for our sole officer and director who is the only beneficial owner of more than five percent of our common stock as of July 31, 2001. He has sole voting and investment power. No arrangements have been made which may result in a change in control of Intertech.

TITLE OF         NAME AND ADDRESS OF               AMOUNT AND NATURE OF       PERCENT OF CLASS   PERCENT OF CLASS
 CLASS           BENEFICIAL OWNER (1)              BENEFICIAL OWNERSHIP       BEFORE OFFERING     AFTER OFFERING
 -----           --------------------              --------------------       ---------------     --------------
Common Stock     Hershey Moss                        6,000,000 shares               96%                 96%
                 759 Cedar Field Court
                 Town & Country, MO  63017

(1) Beneficial ownership exists when a person has either the power to vote or sell our common stock. Unless otherwise indicated, we believe that the person named in the table has sole voting and investment power with respect to all securities beneficially owned by him. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date whether upon the exercise of options or otherwise.

                            DESCRIPTION OF SECURITIES

     The following is a summary of the material terms of our capital stock. It is subject to applicable Delaware law and to the provisions of our certificate of incorporation. Our authorized capital stock consists of 45,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock. We have 6,279,000 shares of common stock outstanding.

     All stock sold in this offering will be freely tradable without any restrictions. Sales of substantial amounts of common stock in the public market following this offering could adversely affect our ability to raise capital at a time when we need it or on terms favorable to us.

COMMON STOCK

     We currently have 23 common stockholders. Each holder of common stock outstanding is entitled to one vote per share on all matters submitted to a vote of our stockholders including the election of directors. Holders do not have cumulative voting rights.

     In the event we dissolve or liquidate or wind up our business, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in all assets remaining after payment of our liabilities and any preferences on outstanding preferred stock.

     Each share of common stock has an equal right to receive dividends when and if our board of directors decides to declare a dividend. We have not paid any dividends. We do not anticipate paying cash dividends in the foreseeable future. The holders of our common stock are not entitled to preemptive rights.

PREFERRED STOCK

     We currently have no shares of preferred stock issued or outstanding. We have no plans, agreements or understandings with respect to the issuance of any shares of preferred stock. The board of directors is authorized to fix the following rights and preferences of the preferred stock:

     *    The rate of dividends and whether such dividends shall be cumulative.
     * The price at and the terms and conditions on which shares may be redeemed.
     * The amount payable in the event of voluntary or involuntary liquidation.
     * Whether or not a sinking fund shall be provided for the redemption or purchase of shares.
     *    The terms and conditions on which shares may be converted.
     * Whether, and in what proportion to any series, another series shall have voting rights other than required by law, and, if voting rights are granted, the number of voting rights per share.

     Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. The effect of this preferred stock is that our board of directors alone may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of Intertech without further action by our stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

     Following this offering, we will be subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various "business combination" transactions such as a merger with any

"interested stockholder" which includes, a stockholder owning 15% of a corporation's outstanding voting common stock, for a period of three years after the date in which the person became an interested stockholder, unless:

     * the transaction is approved by the corporation's board of directors prior to the date the stockholder became an interested stockholder;

     * upon closing of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

     * on or after such date, an acquisition is approved by the board of directors and at least 66 2/3% of outstanding voting stock not owned by the interested stockholder.

INDEMNIFICATION AND LIABILITY OF OUR DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our stockholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We have been advised that the Securities and Exchange Commission believes it is against public policy for us to indemnify our directors and officers for violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, we have agreed that unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

DIVIDEND POLICY

     Our board of directors does not intend to pay dividends on our common stock in the future. Instead, we intend to retain future income, if any, to finance the growth of our business.

                              SELLING STOCKHOLDERS

     The selling stockholders named below are selling our common stock. The table assumes that all of the common stock registered in this registration statement will be sold in this offering. We believe that the selling stockholders listed in the table have sole voting and investment powers with respect to the common stock offered. We will not receive any proceeds from the sale of the common stock offered in this prospectus.

STOCKHOLDER                               AMOUNT HELD        AMOUNT OFFERED       AMOUNT HELD AFTER    PERCENTAGE AFTER
    NAME                                BEFORE OFFERING    BY THIS PROSPECTUS         OFFERING             OFFERING
    ----                                ---------------    ------------------         --------             --------
Alex Aal                                     20,000              20,000                    0                  0%
Stanley Arenberg                             10,000              10,000                    0                  0%
Richard Berger                               20,000              20,000                    0                  0%
William Cooper                               20,000              20,000                    0                  0%
Alexis Forman                                 3,000               3,000                    0                  0%
Sarah Forman                                  3,000               3,000                    0                  0%
Sidney Forman                                 3,000               3,000                    0                  0%
Sol Gerber                                   40,000              40,000                    0                  0%
Seymour Kahn                                 20,000              20,000                    0                  0%
Simone Kalhorn                               20,000              20,000                    0                  0%
Michael Moss                                 20,000              20,000                    0                  0%
Elavian and Jean Mueller                     20,000              20,000                    0                  0%
John & Barbara Olsen                          5,000               5,000                    0                  0%
Edmund & Lilianne Deraney Paciello            3,000               3,000                    0                  0%
Bradley & Lillian Sandler                     3,000               3,000                    0                  0%
Lillian Sandler                              20,000              20,000                    0                  0%
Scott Sandler                                 3,000               3,000                    0                  0%
Larry & Laurie Shriber                       20,000              20,000                    0                  0%
Joshua Shriber                               20,000              20,000                    0                  0%
Janet Wilkins                                 3,000               3,000                    0                  0%
Robert Wilkins                                3,000               3,000                    0                  0%

     TOTALS                                 279,000             279,000                    0                 N/A

                              PLAN OF DISTRIBUTION

     We are not selling our common stock. We are registering the common stock of our selling stockholders and will pay the offering expenses associated with the registration, which are estimated to be $20,000. Our selling stockholders will have the ability to sell or otherwise publicly transfer their shares as explained above. The distribution of the common stock by the selling stockholders may be effected in one or more transactions that may take place in broker transactions, privately negotiated transactions or through sales to dealers acting as principals in the resale of the common stock.

     We are unaware of any underwriting arrangements into which our selling stockholders have entered. Any of the selling stockholders, acting alone or in concert with one another, could be considered statutory underwriters under the Securities Act of 1933, if they directly or indirectly conduct a distribution of the common stock on our behalf. Broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with sales. These brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. In this case, any commissions, discounts or concessions received by broker-dealers and any profit on the resale of the shares sold by them may be deemed to be underwriting compensation under the Securities Act of 1933. Compensation to be received by any broker-dealers and retained by the selling stockholders in excess of usual and customary commissions will, to the extent required, be set forth in a supplement to this prospectus.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of the shares of common stock offered in the market and to the activities of each selling stockholder and its affiliates.

     In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Michael Harris, P.A., West Palm Beach, Florida.

                                     EXPERTS

     Our financial statements and those of Wholesale Merchandisers for the period ended June 30, 2001, appearing in this prospectus have been audited by Rosenthal, Packman & Company, P.C. independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             REPORTS TO STOCKHOLDERS

     We are required to and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We will provide stockholders with our annual report on Form 10-KSB at the time we send notice of our annual meeting to our stockholders. We do not intend to send our stockholders other reports we file with the SEC. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 by paying it fees. Information on the operation of the Public Reference Room may be obtained by calling the SEC 1-800-SEC-0330. In addition, the SEC maintains a website on the at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                         ROSENTHAL, PACKMAN & CO., P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Intertech Corporation
St. Louis, Missouri

We have audited the accompanying balance sheet of Intertech Corporation (a Delaware Corporation) as of June 30, 2001, and the related statements of income, retained earnings, and cash flows for the year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the financial position of Intertech Corporation as of June 30, 2001, and the results of its operations and the cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Rosenthal, Packman & Co., P.C.
Clayton, Missouri
July 28, 2001

                              INTERTECH CORPORATION

                                  BALANCE SHEET

                                  JUNE 30, 2001


                                     ASSETS

CASH                                                                   $ 71,702

DUE FROM AFFILIATES - NOTE 2                                              3,936

DUE FROM STOCKHOLDER                                                      3,850

DEFFERED INCOME TAXES                                                     3,238
                                                                       --------

          TOTAL ASSETS                                                 $ 82,726
                                                                       ========

LIABILITIES AND STOCKHOLDERS' EQUITY

ACCOUNTS PAYABLE                                                       $  7,699

STOCKHOLDERS' EQUITY
  Preferred stock, 5,000,000 authorized with
    no shares issued;
  Common stock, $0.001 par value; 45,000,000
    Shares authorized; 4,249,000 issued
    and outstanding                                                    $  4,249
  Paid in capital                                                        89,126
  Retained earnings (deficit)                                           (18,348)
                                                                       --------

          Total Stockholders' Equity                                     75,027
                                                                       --------


          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 82,726
                                                                       ========

                 See accompanying notes and accountants' report.

                              INTERTECH CORPORATION

                        STATEMENT OF INCOME AND EXPENSES

                        FOR THE YEAR ENDED JUNE 30, 2001


INVESTMENT INCOME
  Interest income                                                      $  2,568

COSTS AND EXPENSES
  Office and postage                                                   $    490
  Professional fees                                                      20,872
  Taxes and licenses                                                        906
  Travel                                                                  2,047
                                                                       --------

         Total expenses                                                  24,315
                                                                       --------

INCOME BEFORE BENEFIT FROM INCOME TAXES                                 (21,747)

BENEFIT FROM INCOME TAXES                                                (3,238)
                                                                       --------

NET (LOSS)                                                             $(18,509)
                                                                       ========

BASIC NET LOSS PER SHARE                                               $  (.004)
                                                                       ========

                 See accompanying notes and accountants' report.

                              INTERTECH CORPORATION

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                        FOR THE YEAR ENDED JUNE 30, 2001


                                  COMMON STOCK          ADDITIONAL
                             ------------------------     PAID IN     RETAINED
                               SHARES        AMOUNT       CAPITAL     EARNINGS
                             ----------    ----------   ----------   ----------
BALANCE - JUNE 30, 2000       4,198,000    $    4,198   $   70,052   $      161

ISSUANCE OF STOCK                51,000            51       19,074           --

NET (LOSS)                                                              (18,509)
                             ----------    ----------   ----------   ----------
BALANCE - JUNE 30, 2001       4,249,000    $    4,249   $   89,126   $  (18,348)
                             ==========    ==========   ==========   ==========

                 See accompanying notes and accountants' report.

                              INTERTECH CORPORATION

                             STATEMENT OF CASH FLOWS

                        FOR THE YEAR ENDED JUNE 30, 2001


CASH FLOW FROM OPERATING ACTIVITIES
  Net loss                                                             $(18,509)
  Adjustments to reconcile net income to net cash
    Increase in receivable from affiliates                $ (3,936)
    Increase in deferred income taxes                       (3,238)
    Increase in receivable from stockholder                 (3,850)
    Increase in accounts payable                             7,699       (3,325)
                                                          --------     --------
      Net cash used by operating activities                             (21,834)

CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                                 19,125
                                                                       --------

NET DECREASE IN CASH                                                     (2,709)

CASH - JUNE 30, 2000                                                     74,411
                                                                       --------

CASH - JUNE 30, 2001                                                   $ 71,702
                                                                       ========

                 See accompanying notes and accountants' report.

                              INTERTECH CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                        FOR THE YEAR ENDED JUNE 30, 2001


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     Intertech Corporation (The Company) is a newly formed Delaware corporation. The Company was organized on April 7, 2000. The Company has entered into an agreement on July 28, 2001 to purchase the issued and outstanding common stock of Wholesale Merchandisers, Inc. d/b/a Load Toter Manufacturing Co.

     BASIS OF ACCOUNTING

     The Company uses the accrual method of accounting.

     RECOGNITION OF REVENUE AND COST

     Revenue and expenses are recognized in the period in which they are earned or incurred, using the accrual basis of accounting.

     USE OF ESTIMATES

     The preparation of financial statements inconformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH

     For purposes of the Statement of Cash Flows, cash is defined as demand deposits including checking and savings accounts.

     INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements. Deferred taxes relate to the expected benefits of net operating loss carryforwards. Deferred tax assets are determined based on the enacted rates that are expected to be in effect when these differences are expected to reverse.

     EARNINGS (LOSS) PER SHARE

     Basic loss per share amounts are computed by dividing the net income by the weighted average number of common shares outstanding during the year.

                              INTERTECH CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                        FOR THE YEAR ENDED JUNE 30, 2001


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


     RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards (SFAS) No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - and Amendment to SFAS No. 133", was recently issued. Adopting this standard will not have a significant impact on the company's financial position, results of operations or cash flows.

NOTE 2. RELATED PARTY TRANSACTIONS

     The Company has advanced funds to a major stockholder; the money is to be repaid during fiscal year ending June 30, 2002.

     The Company has advanced $2,225 to Wholesale Merchandisers, Inc. for acquisition expenses incurred; the advance is to be repaid during fiscal year ending June 30, 2002.

     The Company has also advanced funds in the amount of $1,711 to Go Call, Inc., which is wholly owned by the Company's major shareholder.

NOTE 3. ISSUANCE OF COMMON SHARES

     During fiscal year ending June 30, 2001, the Company issued an additional 51,000 shares of common stock.

                         ROSENTHAL, PACKMAN & CO., P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Wholesale Merchandisers, Inc.
d/b/a Load Toter Manufacturing Co.
St. Louis, Missouri


We have audited the accompanying balance sheet of Wholesale Merchandisers, Inc. (a Missouri Corporation) as of June 30, 2001, and the related statements of income, retained earnings, and cash flows for the period April 5, 2001 to June 30, 2001, in accordance with Standards for Accounting and Review Services issued by the American Institure of Certified Public Accountants. All information included in these financial statements is the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the financial position of Wholesale Merchandisers, Inc. as of June 30, 2001, and the results of its operations and the cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Rosenthal, Packman & Co., P.C.

Clayton, Missouri
July 26, 2001

                          WHOLESALE MERCHANDISERS, INC.

                                  BALANCE SHEET

                                  JUNE 30, 2001


                                     ASSETS


INVENTORY                                                              $  5,000
DEFFERED INCOME TAXES                                                     1,573
                                                                       --------

TOTAL ASSETS                                                           $  6,573
                                                                       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Due to affiliate                                                     $  2,225
  Due to officer                                                          8,190
  Accounts payable                                                           75
                                                                       --------
      Total Liabilities                                                $ 10,490

STOCKHOLDERS' EQUITY
  Common stock, $1.00 par value; 30,000
    Shares authorized; 5,000 issued
    and outstanding                                                    $  5,000
  Retained earnings                                                      (8,917)
                                                                       --------

      Total Stockholders' Equity                                         (3,917)
                                                                       --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $  6,573
                                                                       ========


                 See accompanying notes and accountants' report.

                          WHOLESALE MERCHANDISERS, INC.

                        STATEMENT OF INCOME AND EXPENSES

                  FOR THE PERIOD APRIL 5, 2001 TO JUNE 30, 2001

COSTS AND EXPENSES
  Professional fees                                                    $  9,300
  Taxes and licenses                                                      1,190
                                                                       --------

(LOSS) BEFORE BENEFIT FROM INCOME TAXES                                 (10,490)

BENEFIT FROM INCOME TAXES                                                (1,573)
                                                                       --------

NET (LOSS)                                                             $ (8,917)
                                                                       ========

BASIC NET LOSS PER SHARE                                               $ (1.783)
                                                                       ========

                 See accompanying notes and accountants' report.

                          WHOLESALE MERCHANDISERS, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                  FOR THE PERIOD APRIL 5, 2001 TO JUNE 30, 2001


                                        COMMON STOCK       ADDITIONAL
                                   ----------------------   PAID IN    RETAINED
                                    SHARES        AMOUNT    CAPITAL    EARNINGS
                                   --------      --------     ----     --------
BALANCE - APRIL 5, 2001                 -0-      $    -0-     $-0-     $    -0-

ISSUANCE OF STOCK                     5,000         5,000

NET (LOSS)                                                              (10,490)
                                   --------      --------     ----     --------

BALANCE - JUNE 30, 2001               5,000      $  5,000     $-0-     $(10,490)
                                   ========      ========     ====     ========

                 See accompanying notes and accountants' report.

                          WHOLESALE MERCHANDISERS, INC.

                             STATEMENT OF CASH FLOWS

                  FOR THE PERIOD APRIL 5, 2001 TO JUNE 30, 2001


CASH FLOW FROM OPERATING ACTIVITIES
  Net loss                                                             $ (8,917)
  Adjustments to reconcile net income to net cash
    from operations
      Increase in inventory                               $ (5,000)
      Increase in deferred income taxes                     (1,573)
      Increase in accounts payable                              75       (6,498)
                                                          --------     --------
    Net cash used by operating activities                  (15,415)

INVESTING ACTIVITIES
  Payments from affiliated company                           2,225
  Payments from officer                                      8,190
                                                          --------
    Net cash provided by investing activities                            10,415

CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                                  5,000
                                                                       --------

NET INCREASE IN CASH                                                          0

CASH - APRIL 5, 2001                                                          0
                                                                       --------

CASH - JUNE 30, 2001                                                   $      0
                                                                       ========

                 See accompanying notes and accountants' report.

                          WHOLESALE MERCHANDISERS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                  FOR THE PERIOD APRIL 5, 2001 TO JUNE 30, 2001


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     Wholesale Merchandisers, Inc. (The Company) was reinstated as a Missouri corporation on April 5, 2001. The Company purchased certain assets of another company, which included the manufacturing and distribution rights related to the Load Toter.

     BASIS OF ACCOUNTING

     The Company uses the accrual method of accounting.

     RECOGNITION OF REVENUE AND COST

     Revenue and expenses are recognized in the period in which they are earned or incurred, using the accrual basis of accounting.

     USE OF ESTIMATES

     The preparation of financial statements inconformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH

     For purposes of the Statement of Cash Flows, cash is defined as demand deposits including checking and savings accounts.

     INVENTORY

     Inventories are valued at the lower of cost (first-in, first-out method) or market.

     INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements. Deferred taxes relate to the expected benefits of net operating loss carryforwards. Deferred tax assets are determined based on the enacted rates that are expected to be in effect when these differences are expected to reverse.

                         WHOLESALE MERCHANDISERS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                  FOR THE PERIOD APRIL 5, 2001 TO JUNE 30, 2001


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     EARNINGS (LOSS) PER SHARE

     Basic loss per share amounts are computed by dividing the net income by the weighted average number of common shares outstanding during the year.

     RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards (SFAS) No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - and Amendment to SFAS No. 133", was recently issued. Adopting this standard will not have a significant impact on the company's financial position, results of operations or cash flows.

NOTE 2. RELATED PARTY TRANSACTIONS

     The Company has received funds in the amount of $2,225 from Intertech Corporation for expenses incurred; the advance is to be repaid during fiscal year ending June 30, 2002. (See note 4 Subsequent Events)

NOTE 3. ISSUANCE OF COMMON SHARES

     During fiscal year ending June 30, 2001, the Company issued 5,000 shares of common stock.

NOTE 4. SUBSEQUENT EVENTS

     On July 29, 2001 the Company entered into an agreement to have their issued and outstanding common stock sold to Intertech Corporation.

--------------------------------------------------------------------------------

     YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.







                              INTERTECH CORPORATION















     UNTIL _________, 2001 ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation provides that the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our stockholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     We have been advised that the Securities and Exchange Commission believes it is against public policy for us to indemnify our directors and officers for violations of the Securities Act of 1933 and the Exchange Act. Accordingly, we have agreed that unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the common stock being registered will be borne by Intertech and are estimated to be as follows:


     Registration Fee..............................................  $    21.40*
     Printing Costs................................................    1,000.00
     Legal Fees and Expenses.......................................   15,000.00
     Accounting Fees and Expenses..................................    1,800.00
     Blue Sky Fees and Expenses....................................    1,000.00
     Miscellaneous.................................................    1,178.60
     Total.........................................................   20,000.00

* Previously paid with Registration Statement on Form SB-2 as filed on August 10, 2001.


ITEM 26. RECENT SALES OF UNREGISTERED COMMON STOCK


     At our inception, we issued 4,000,000 shares of our common stock to Hershey Moss, our founder, for $ 12,300. From our inception through August 1, 2001, we sold the common stock listed below in reliance upon exemptions from registration under Section 4(2) of the Securities Act and under Rule 506 of Regulation D thereunder since the transactions involved private sales to accredited investors. The common stock was offered to persons having a prior relationship with our founder, Hershey Moss. No brokers were used for this offering.

                                     CLASS OF              AMOUNT OF COMMON         CONSIDERATION
       STOCKHOLDER                 COMMON STOCK               STOCK SOLD               RECEIVED
       -----------                 ------------               ----------               --------
        Aal, Alex                  Common Stock                 20,000                 $ 7,500
    Arenberg, Stanley              Common Stock                 10,000                 $ 3,750
     Berger, Richard               Common Stock                 20,000                 $ 7,500
     Cooper, William               Common Stock                 20,000                 $ 7,500
      Forman, Alexis               Common Stock                  3,000                 $ 1,125
      Forman, Sarah                Common Stock                  3,000                 $ 1,125
      Forman, Sidney               Common Stock                  3,000                 $ 1,125
       Gerber, Sol                 Common Stock                 40,000                 $15,000
      Kahn, Seymour                Common Stock                 20,000                 $ 7,500
     Kalhorn, Simone               Common Stock                 20,000                 $ 7,500
      Moss, Michael                Common Stock                 20,000                 $ 7,500
Mueller, Elavian and Jean          Common Stock                 20,000                 $ 7,500
  Olsen, John & Barbara            Common Stock                  5,000                 $ 1,875
    Paciello, Edmund &
     Lilianne Deraney              Common Stock                  3,000                 $ 1,125
Sandler, Bradley & Lillian         Common Stock                  3,000                 $ 1,125
     Sandler, Lillian              Common Stock                 20,000                 $ 7,500
      Sandler, Scott               Common Stock                  3,000                 $ 1,125
 Shriber , Larry & Laurie          Common Stock                 20,000                 $ 7,500
     Shriber, Joshua               Common Stock                 20,000                 $ 7,500
      Wilkins, Janet               Common Stock                  3,000                 $ 1,125
     Wilkins, Robert               Common Stock                  3,000                 $ 1,125

     On July 28, 2001, we issued 2,000,000 shares of common stock to Hershey Moss, our President, in exchange for all outstanding shares of common stock in Load Toter Manufacturing on a 200 for 3-share exchange ratio. This offer and sale was made in reliance on Section 4(2) of the Securities Act and Rule 506 thereunder, since the transaction did not involve a public offering.

                                    EXHIBITS

EXHIBIT NUMBER                EXHIBIT DESCRIPTION
--------------                -------------------
     2                        Share Exchange Agreement (1)
     3.1                      Certificate of Incorporation (1)
     3.2                      Bylaws (1)
     4                        Form of Share Certificate (1)
     5                        Legal Opinion (2)
     21                       Subsidiaries (1)
     23.1                     Consent of Expert
     23.2                     Consent of Expert
     23.3                     Consent of Michael Harris, P.A. (3)

----------
(1)  Contained in Form SB-2 filed on August 10, 2001.
(2)  Contained in the Form SB-2 filed on September 24, 2001.
(3)  Contained in the Legal Opinion.

                                  UNDERTAKINGS

We undertake to

(1) File, during any period in which it offers or sells common stock, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of common stock offered (if the total dollar value of common stock offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the common stock offered, and the offering of the common stock at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the common stock that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in Town & Country, Missouri, on the 19th day of October, 2001.


                                        INTERTECH CORPORATION


                                        By: /s/ Hershey Moss
                                            ------------------------------------
                                            Hershey Moss,
                                            President and Chief Financial and
                                            Principal Accounting Officer

     In accordance with the requirements of the Securities Act, this Amendment No. 2 to Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates indicated.



SIGNATURES                           TITLE                          DATE
----------                           -----                          ----


/s/ Hershey Moss                   Director                  October 19, 2001
------------------------
Hershey Moss

                                    EXHIBITS


EXHIBIT NUMBER                EXHIBIT DESCRIPTION
--------------                -------------------
     2                        Share Exchange Agreement (1)
     3.1                      Certificate of Incorporation (1)
     3.2                      Bylaws (1)
     4                        Form of Share Certificate (1)
     5                        Legal Opinion (2)
     21                       Subsidiaries (1)
     23.1                     Consent of Expert
     23.2                     Consent of Expert
     23.3                     Consent of Michael Harris, P.A. (3)

----------
(1)  Contained in Form SB-2 filed on August 10, 2001.
(2)  Contained in the Form SB-2 filed on September 24, 2001.
(3)  Contained in the Legal Opinion.